Exhibit 99.1

ATC Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES COMPLETION OF

EXCHANGE OFFER FOR 4.625% SENIOR NOTES DUE 2015

Boston, Massachusetts – January 29, 2010 – American Tower Corporation (NYSE: AMT) announced today that it has completed its previously announced offer to exchange (the “Exchange Offer”) any and all of its outstanding $600,000,000 4.625% Senior Notes due 2015, originally issued on October 20, 2009, (the “Initial Notes”) for new 4.625% Senior Notes due 2015 that have been registered under the Securities Act of 1933, as amended.

All of the aggregate principal amount of Initial Notes was tendered prior to the expiration of the Exchange Offer at 5:00 p.m., New York City time, on January 28, 2010. The Company has accepted for exchange all Initial Notes validly tendered and not withdrawn pursuant to the Exchange Offer.

The Company retained D.F. King & Co., Inc. to act as information agent in connection with the Exchange Offer.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities. The Exchange Offer was made only pursuant to a prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About American Tower

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower currently owns and operates over 27,000 communications sites in the United States, Mexico, Brazil and India. For more information about American Tower, please visit www.americantower.com.

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